Exhibit 15.6

KPMG Audit Plc 15 Canada Square Canary Wharf London E14 5GL United Kingdom	Tel +44 (0) 20 7311 1000 Fax +44 (0) 20 7311 3311 DX 157460 Canary Wharf 5

8 April 2014

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We currently serve as principal accountants and external auditor for Prudential plc and, under the date of 8 April 2014, we reported on the consolidated statements of financial position of Prudential plc and its subsidiaries as at 31 December 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended 31 December 2013, and related financial statement schedule, and the effectiveness of internal control over financial reporting as at 31 December 2013. On 15 May 2014, at Prudential plc’s annual general meeting, we intend to decline to stand for re-election as external auditor of Prudential plc. We have read Prudential plc’s statements included under Item 16F of its annual report on Form 20-F to be filed with the Securities and Exchange Commission on even date herewith, and we agree with such statements.

Very truly yours,

/s/ KPMG Audit Plc
KPMG Audit Plc

KPMG Audit Plc, a UK public limited company, is a subsidiary of KPMG Europe LLP and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative, a Swiss entity.	Registered in England No 3110745 Registered office: 15 Canada Square, London, E14 5GL